Calculation of Filing Fee Tables
S-3
AeroVironment Inc
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common stock, $0.0001 par value per share	457(r)	4,057,460	$ 248.00	$ 1,006,250,080.00	0.0001531	$ 154,056.89
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 1,006,250,080.00		$ 154,056.89
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 154,056.89
Offering Note
[1]	(1) This registration fee table shall be deemed to update the "Calculation of Filing Fee Tables" in the registration statement on Form S-3 (File No. 333-288424) of AeroVironment, Inc. filed on June 30, 2025 in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended. (2) Includes up to 529,234 shares of common stock that may be offered and sold pursuant to the underwriters' option to purchase additional shares of common stock.

Narrative Disclosure
The maximum aggregate amount of the securities to which the prospectus relates is 1,006,250,080. The prospectus is a final prospectus for the related offering.